Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share, in 2Q19
Fueled by Solid Loan Growth, Improved Asset Quality, and Strong Net Interest Margin

ANCHORAGE, Alaska - July 29, 2019 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income was $4.3 million, or $0.62 per diluted share, in the second quarter of 2019, in line with first quarter 2019, and down from $5.8 million, or $0.84 per diluted share, in the second quarter of 2018. The year-over year decline in net income reflects higher second quarter 2019 costs for medical and other employee benefits, and additional expenses related to the new branches opened in Soldotna on the Kenai peninsula and in East Anchorage over the past year, as well as the impact from non-core increases in net income in the second quarter of 2018.

Portfolio loans increased 5% to $1.02 billion at the end of the second quarter compared to $967.7 million a year ago. Net interest margin ("NIM") improved 21 basis points to 4.71% in the second quarter of 2019 from a year ago and compressed 12 basis points from the first quarter of 2019. Generally rising interest rates in the last year contributed to the year-over-year margin expansion, while the inversion of the yield curve for 3-to 5- year maturities reduced yields on loans with these durations during the second quarter of 2019.

Net income for the first six months of 2019 were $8.6 million, or $1.24 per diluted share, compared to $9.9 million, or $1.42 per diluted share, in the first six months of 2018. In the first half of 2019, operating results include increased operating expenses of $36.9 million, up from $33.4 million in the first half of 2018 primarily due to increased salaries and wages and medical costs. The provision for loan losses also increased to $1.1 million, compared to a $300,000 recovery of loan loss provisions in the first half of 2018.

“Our loan pipeline, for both home mortgages and business loans, continues to be robust and supports our ability to build shareholder value,” said Joe Schierhorn, President and CEO.

Second Quarter 2019 Highlights:

•
Total revenue, which includes net interest income plus other operating income, increased 10% to $25.5 million in the second quarter of 2019, compared to $23.3 million in the first quarter of 2019 and in the second quarter a year ago.

◦	Community Banking provided 75% of total revenues and 91% of earnings in the second quarter of 2019.

◦
Home Mortgage Lending began its normal seasonal improvement in demand for new home loans with commitments increasing 62% in the quarter and 28% year-over-year. Loans funded for sale grew 83% in the quarter and 14% year-over-year. Interest rate decreases impacted earnings in the segment with fair value decreases in servicing rights and improvements in refinancing activity.

•
Net interest income in the second quarter of 2019 increased 6% to $16.0 million from $15.0 million in the second quarter a year ago, mainly due to the higher yields on the loan and investment portfolios.

•
Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.77% in the second quarter, a 21 basis point improvement compared to the second quarter a year ago, and a 12 basis point contraction compared to the preceding quarter.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
2 of 20

•	Other operating income benefited from $734,000 in income from an interest rate swap to fix interest costs for a customer.

•	Return on average assets was 1.12% and return on average equity was 8.13% for the second quarter of 2019.

•
The Company repurchased 149,373 shares of its common stock in the second quarter of 2019 at an average price of $34.79, leaving 192,193 shares available under the previously announced repurchase authorization.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total assets	$1,552,770	$1,520,051	$1,502,988	$1,502,673	$1,470,440
Total portfolio loans	$1,015,704	$982,341	$984,346	$982,007	$967,702
Average portfolio loans	$1,003,019	$988,920	$981,407	$984,914	$963,724
Total deposits	$1,288,178	$1,228,018	$1,228,088	$1,233,268	$1,205,521
Average deposits	$1,239,354	$1,194,512	$1,233,479	$1,223,997	$1,217,903
Total shareholders' equity	$206,338	$208,838	$205,947	$203,242	$199,456
Net income	$4,261	$4,312	$4,848	$5,264	$5,830
Diluted earnings per share	$0.62	$0.62	$0.69	$0.75	$0.84
Return on average assets	1.12%	1.18%	1.27%	1.40%	1.58%
Return on average shareholders' equity	8.13%	8.36%	9.30%	10.27%	11.79%
NIM	4.71%	4.83%	4.71%	4.69%	4.50%
NIMTE*	4.77%	4.89%	4.76%	4.74%	4.56%
Efficiency ratio	77.58%	73.23%	76.64%	73.82%	71.19%
Total shareholders' equity/total assets	13.29%	13.74%	13.70%	13.53%	13.56%
Tangible common equity/tangible assets*	12.38%	12.81%	12.76%	12.58%	12.60%
Book value per share	$30.66	$30.36	$29.92	$29.52	$29.02
Tangible book value per share*	$28.27	$28.01	$27.57	$27.17	$26.66
Dividends per share	$0.30	$0.30	$0.27	$0.27	$0.24

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 10.)

Alaska’s economic indicators continue to show signs of improvement. There have been modest job gains, growing personal income and wages, and rising gross state product ("GSP"). According to the State Department of Labor, Alaska has registered year-over-year job gains for eight consecutive months after losing jobs for the prior 36 months. Job growth in 2019 has been led by construction, oil & gas, health care and the leisure & hospitality sectors. Somewhat offsetting this growth has been declines year-over-year in seafood processing, financial activities and the information sectors. The seasonally adjusted unemployment rate in Alaska was 6.4% in May 2019 after finishing nine consecutive months at 6.5%. “While job growth is modest, improving employment indicates Alaska began to recover from its three-year long mild recession in October 2018. In addition, per capita income and GSP figures showed positive improvement in 2018,” stated Mark Edwards, Chief Credit Officer and Bank Economist.

Alaska’s seasonally adjusted GSP in real terms was $54.9 billion in the fourth quarter of 2018, according to the U.S. Bureau of Economic Analysis (“BEA”) in a report released on May 1, 2019. Alaska’s real GSP declined by 5.7% annualized in the first quarter of 2018, but then grew by 1.7%, 2.9% and 4.9% in the second, third and fourth quarters, respectively.

The BEA also reported that Alaska’s per capita income in 2018 was $59,687. That is a 4.4% increase from $57,163 in 2017. Alaska ranked 10th highest in per capita income in the country in both years. Total income in 2018 in Alaska

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
3 of 20

was $44 billion, up from $42.3 billion in 2017, despite a small population loss. The improvement in total income consisted of $801 million from wage earnings, $264 million from investments and rents, and $649 million from increased government transfer payments.

“An important risk factor that is impacting the current economic recovery is the uncertainty surrounding the State's budget and the long term fiscal plan for the State,” said Schierhorn.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement
In the second quarter of 2019, Northrim generated a return on average assets ("ROAA") of 1.12% and a return on average equity ("ROAE") of 8.13%, compared to 1.18% and 8.36%, respectively in the first quarter of 2019 and 1.58% and 11.79%, respectively, in the second quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income grew 6% to $16.0 million in the second quarter of 2019 compared to $15.0 million in the second quarter of 2018 and increased modestly compared to $15.8 million in the first quarter of 2019. For the first six months of 2019, net interest income increased 8% to $31.7 million from $29.2 million in the first six months of 2018.
NIMTE* was 4.77% in the second quarter of 2019 compared to 4.89% in the preceding quarter and 4.56% in the second quarter a year ago. The growth in the loan portfolio more than offset increased cost of interest-bearing deposits and borrowings in both the second quarter and first half of 2019 compared to the year ago periods. The yield on interest earning assets in the second quarter was 5.17%, down 6 basis points from the first quarter of 2019 and up 43 basis points year-over-year. The cost of funds increased in the second quarter of 2019 to 63 basis points, up 10 basis points from the preceding quarter and up 35 basis points compared to the second quarter a year ago.
“We continue to believe maintaining a relatively short duration for our loan and investment portfolios is a prudent capital management strategy,” said Jed Ballard, Chief Financial Officer. “The current differential in yields between short- and long-term investments does not warrant the added interest rate risks inherent in extending maturities for our investments or duration of our loan portfolio.”

Provision for Loan Losses

Northrim recorded a $300,000 provision for loan losses in the second quarter of 2019, compared to a $750,000 provision in the first quarter of 2019. In the second quarter a year ago, Northrim recorded a benefit for loan losses of $300,000. Nonperforming loans, net of government guarantees, decreased during the quarter to $16.9 million at June 30, 2019, compared to $18.5 million at March 31, 2019, and increased slightly from $16.3 million at June 30, 2018. The allowance for loan losses was 121% of nonperforming loans, net of government guarantees at June 30, 2019. “While asset quality improved in the quarter, growth in the loan portfolio prompted the increases in reserves,” said Ballard.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
4 of 20

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $9.6 million, or 37% of total second quarter 2019 revenues, as compared to $7.5 million, or 32% of revenues in the first quarter of 2019, and $8.3 million, or 36% of revenues in the second quarter of 2018. In the first six months of 2019, other operating income totaled $17.1 million, or 35% of revenues, compared to $15.8 million, or 35% of revenues in 2018. The primary drivers of changes in other operating income are variability in the mortgage market, which is seasonal and cyclical, and gains or losses from the fair value changes of marketable equity securities. The fair value mark-to-market of the marketable equity securities portfolio increased other income by $118,000 in the second quarter of 2019, compared to a $534,000 increase in the first quarter of 2019. Additionally, $734,000 in interest rate swap income was earned in 2019 on the execution of three new interest rate swaps related to the Company's commercial lending operations.

Other Operating Expenses

Operating expenses were $19.8 million in the second quarter of 2019, compared to $17.1 million in the first quarter of 2019 and $16.6 million in the second quarter of 2018. Impacting salaries and other personnel expenses during the second quarter was a significant increase in medical costs associated with Northrim’s self-insured medical plan, costs associated with the two new branch locations in Soldotna and East Anchorage, and higher compensation costs for the mortgage banking operations due to increased loan originations. In the first six months of 2019, operating expenses were $36.9 million, up from $33.4 million in the first six months of 2018, reflecting higher medical expenses, higher compensation costs for the mortgage banking operations and an increase in occupancy expenses, as explained above. “In addition, we continue to invest in technology, which increased data processing costs, to introduce new products and services and enhance our competitive position in Alaska,” said Schierhorn.

Income Tax Provision

For the second quarter of 2019, Northrim recorded $1.1 million in state and federal income tax expense for an effective tax rate of 21.2% compared to $1.2 million, or 16.7% in the second quarter a year ago. For the first half of 2019, Northrim recorded $2.3 million in state and federal income tax expense, for an effective tax rate of 21.2% compared to $2.0 million and 17.1% for the same period in 2018.

Community Banking

“Our Alaska franchise continues to provide long-term opportunities in the market, and our recent branch expansions are bringing in new customers and expanding relationships with the customers and communities we serve,” said Schierhorn.
Net interest income in the Community Banking segment increased 7% to $15.6 million in the second quarter of 2019 from $14.6 million in the second quarter of 2018.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
5 of 20

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net interest income	$15,633	$15,488	$15,719	$15,358	$14,614
Provision (benefit) for loan losses	300	750	(200)	—	(300)
Other operating income	3,619	3,235	3,199	2,770	2,836
Other operating expense	14,111	12,518	13,637	12,204	11,748
Income before provision for income taxes	4,841	5,455	5,481	5,924	6,002
Provision for income taxes	984	1,155	824	996	882
Net income	$3,857	$4,300	$4,657	$4,928	$5,120
Average diluted shares	6,896,687	6,981,951	6,990,319	6,990,633	6,976,985
Diluted earnings per share	$0.56	$0.62	$0.66	$0.70	$0.74

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2019	June 30, 2018
Net interest income	$31,121	$28,650
(Benefit) provision for loan losses	1,050	(300)
Other operating income	6,854	5,354
Other operating expense	26,629	24,115
Income before provision for income taxes	10,296	10,189
Provision for income taxes	2,139	1,541
Net income	$8,157	$8,648

Average diluted shares	6,939,338	6,972,744
Diluted earnings per share	$1.18	$1.24

Home Mortgage Lending

“Warm spring weather, continued stability in middle-market home prices, and improved affordability for mortgages contributed to support growth in our home mortgage lending business. This year, again, we saw normal seasonality in the mortgage market with higher demand in the spring and summer and lower demand in autumn and winter,” said Ballard. “Loan fundings increased during the quarter and year-over-year driven by increased refinance activity as a result of lower interest rates. Second quarter of 2019 volume increased to $169.0 million, of which 82% were for new home purchases, compared to $92.4 million and 84% of loans funded in the first quarter of 2019 and $148.2 million of which 92% were for new home purchases in the second quarter of 2018.
“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, continues to grow,” Ballard noted. As of June 30, 2019, Northrim serviced 2,397 loans in its $598.4 million home-mortgage-servicing portfolio, which is a 27% increase from the $472.2 million serviced a year ago. Mortgage servicing revenue contributed $1.1 million to revenues in the second quarter of 2019 compared to $1.3 million in the second quarter of 2018. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of mortgage servicing rights, which are driven by interest rate volatility and fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $950,000 for the second quarter of 2019 compared to a decrease of $674,000 for the first quarter of 2019 and a decrease of $118,000 for the second

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
6 of 20

quarter of 2018. In the first six months of 2019 the change in fair value of mortgage servicing rights was a decrease of $1.6 million as compared to a decrease of $144,000 for the first six months of 2018.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Mortgage commitments	$107,330	$66,319	$44,999	$69,026	$84,092
Mortgage loans funded for sale	$168,953	$92,447	$113,963	$156,301	$148,183
Mortgage loan refinances to total fundings	18%	16%	10%	9%	8%
Mortgage loans serviced for others	$598,415	$586,595	$557,583	$516,008	$472,190

Net realized gains on mortgage loans sold	$4,903	$2,927	$3,156	$4,268	$4,052
Change in fair value of mortgage loan commitments, net	655	356	(442)	(66)	32
Total production revenue	5,558	3,283	2,714	4,202	4,084
Mortgage servicing revenue	1,119	1,668	1,526	1,578	1,254
Change in fair value of mortgage servicing rights, net[1]	(950)	(674)	145	(128)	(118)
Total mortgage servicing revenue, net	169	994	1,671	1,450	1,136
Other mortgage banking revenue	223	21	134	251	258
Total mortgage banking income	$5,950	$4,298	$4,519	$5,903	$5,478

Net interest income	$324	$281	$418	$461	$375
Mortgage banking income	5,950	4,298	4,519	5,903	5,478
Other operating expense	5,708	4,562	4,663	5,895	4,858
Income before provision for income taxes	566	17	274	469	995
Provision for income taxes	162	5	83	133	285
Net income	$404	$12	$191	$336	$710

Average diluted shares	6,896,687	6,981,951	6,990,319	6,990,633	6,976,985
Diluted earnings per share	$0.06	$—	$0.03	$0.05	$0.10
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
7 of 20

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2019	June 30, 2018
Mortgage loans funded for sale	$261,400	$257,252
Mortgage loan refinances to total fundings	17%	12%

Net realized gains on mortgage loans sold	$7,830	$7,398
Change in fair value of mortgage loan commitments, net	1,011	348
Total production revenue	8,841	7,746
Mortgage servicing revenue	2,787	2,438
Change in fair value of mortgage servicing rights, net[1]	(1,624)	(144)
Total mortgage servicing revenue, net	1,163	2,294
Other mortgage banking revenue	244	382
Total mortgage banking income	$10,248	$10,422

Net interest income	$605	$602
Mortgage banking income	10,248	10,422
Other operating expense	10,270	9,286
Income before provision for income taxes	583	1,738
Provision for income taxes	167	494
Net income	$416	$1,244

Average diluted shares	6,939,338	6,972,744
Diluted earnings per share	$0.06	$0.18
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $1.55 billion at June 30, 2019, up 2% from the preceding quarter and up 6% from a year ago. Northrim’s loan-to-deposit ratio was 79% at June 30, 2019, down from 80% at both March 31, 2019 and June 30, 2018.
Average interest-earning assets were $1.36 billion in the second quarter of 2019, up 3% from $1.32 billion in the first quarter of 2019 and up 2% from $1.34 billion in the second quarter a year ago. The average yield on interest-earning assets was 5.17% in the second quarter of 2019, down from 5.23% in the preceding quarter and up from 4.74% in the second quarter a year ago.
Average investment securities increased slightly to $281.5 million at June 30, 2019, compared to $280.4 million in the first quarter of 2019 and decreased 2% from $287.0 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio improved to 2.71% for the second quarter of 2019, from 2.65% in the preceding quarter and 2.09% a year ago*. The average estimated duration of the investment portfolio was 19 months, at June 30, 2019.
“During the second quarter of 2019, loan originations more than offset the rate of repayments that results from the short duration of the loan portfolio. Commercial loans increased to 38% of total loans, offsetting small reductions in commercial real estate and construction loans in the second quarter of 2019. Portfolio loans were $1.02 billion at June 30, 2019, up 3% from the preceding quarter and up 5% from a year ago. Average portfolio loans in the second quarter of 2019 were $1.00 billion, up slightly from the preceding quarter and up 4% from a year ago. Yields on average portfolio loans in the second quarter of 2019 declined to 5.96% from 6.04% in the first quarter of 2019 and improved compared to 5.65% in the second quarter of 2018.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
8 of 20

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at June 30, 2019, represented 90% of total deposits. At June 30, 2019, total deposits were $1.29 billion, up 5% from $1.23 billion at March 31, 2019, and up 7% from $1.21 billion a year ago. Average interest-bearing deposits were up 2% to $818.1 million with an average cost of 0.58% in the second quarter of 2019, compared to $800.5 million and an average cost of 0.48% in the first quarter of 2019, and down slightly from $818.6 million and an average cost of 0.22% in the second quarter of 2018.
“In the second quarter, we introduced improved commercial sweep accounts with enhanced services for our business customers,” said Schierhorn. “This expansion of our deposit products and services improves our competitive position in the Alaska market.”
Shareholders’ equity was $206.3 million, or $30.66 per share, at June 30, 2019, compared to $208.8 million, or $30.36 per share, at March 31, 2019 and $199.5 million, or $29.02 per share, a year ago. Tangible book value per share* was $28.27 at June 30, 2019, up from $26.66 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 15.03% at June 30, 2019. Investments in share repurchases accounted for the modest decline in shareholder equity in the second quarter of 2019 compared to the preceding quarter.

Asset Quality

Nonperforming assets ("NPAs") net of government guarantees improved to $23.9 million at June 30, 2019, compared to $25.5 million at March 31, 2019, and $24.0 million at June 30, 2018. Of the NPAs, $13.3 million, or 56% are nonaccrual loans related to six commercial relationships. Two of these relationships, which totaled $6.3 million at the end of the second quarter of 2019, are businesses in the medical industry.
Net adversely classified loans improved to $25.0 million at the end of the second quarter of 2019 as compared to $27.1 million at the end of the first quarter of 2019, and $33.2 million one year ago. Loan recoveries were greater than loan charge-offs in the second quarter by $9,000, compared to $60,000 in net loan charge-offs in the first quarter of 2019 and $41,000 in net loan charge-offs in the year ago quarter. Year to date, net loan charge-offs were $51,000, compared to $1.1 million in the first six months of 2018. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of June 30, 2019, $18.8 million, or 75% of net adversely classified loans are attributable to eight relationships with four loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.
Performing restructured loans that were not included in nonaccrual loans at the end of the second quarter of 2019 were $1.6 million, down from $3.4 million in the preceding quarter and from $9.1 million a year ago. The decrease in the second quarter of 2019 compared to the year ago quarter is primarily due to the repayment of one commercial relationship. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.
Northrim estimates that $64.4 million, or approximately 6% of portfolio loans as of June 30, 2019, had direct exposure to the oil and gas industry in Alaska, and $2.7 million of these loans are adversely classified. As of June 30, 2019, Northrim has an additional $32.0 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans.
“We continue to define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry,” added Ballard.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
9 of 20

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
10 of 20

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.alaskanomics.com/alaskas-economy/

http://labor.alaska.gov/trends/jul19.pdf

http://live.laborstats.alaska.gov/qcew/

https://www.bls.gov/eag/eag.ak.htm

https://pubs.iseralaska.org/media/1ef3a5d2-2efe-4f83-9ab5-c719d0202edd/2019_07_08-VetoEconomicImpacts.pdf

https://www.bea.gov/data/income-saving/personal-income-by-state

https://www.bea.gov/data/gdp/gdp-state

http://almis.labor.state.ak.us/

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
11 of 20

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Interest Income:
Interest and fees on loans	$15,353	$14,977	$14,036	$30,330	$27,299
Interest on portfolio investments	1,818	1,758	1,400	3,576	2,748
Interest on deposits in banks	135	143	159	278	343
Total interest income	17,306	16,878	15,595	34,184	30,390
Interest Expense:
Interest expense on deposits	1,174	938	446	2,112	818
Interest expense on borrowings	175	171	160	346	320
Total interest expense	1,349	1,109	606	2,458	1,138
Net interest income	15,957	15,769	14,989	31,726	29,252

Provision (benefit) for loan losses	300	750	(300)	1,050	(300)
Net interest income after provision for loan losses	15,657	15,019	15,289	30,676	29,552

Other Operating Income:
Mortgage banking income	5,950	4,298	5,478	10,248	10,422
Purchased receivable income	837	809	867	1,646	1,707
Bankcard fees	744	650	707	1,394	1,332
Interest rate swap income	734	—	—	734	—
Service charges on deposit accounts	413	413	376	826	730
Gain (loss) on marketable equity securities	118	534	(173)	652	(173)
Gain on sale of securities	—	23	—	23	—
Other income	773	806	1,059	1,579	1,758
Total other operating income	9,569	7,533	8,314	17,102	15,776

Other Operating Expense:
Salaries and other personnel expense	12,945	11,302	11,362	24,247	21,947
Data processing expense	1,796	1,679	1,323	3,475	2,871
Occupancy expense	1,642	1,771	1,020	3,413	2,720
Marketing expense	833	419	462	1,252	1,094
Professional and outside services	684	556	554	1,240	1,053
Insurance expense	232	258	178	490	474
Intangible asset amortization expense	15	15	17	30	35
OREO expense, net rental income and gains on sale	165	(320)	11	(155)	114
Other operating expense	1,507	1,400	1,679	2,907	3,093
Total other operating expense	19,819	17,080	16,606	36,899	33,401

Income before provision for income taxes	5,407	5,472	6,997	10,879	11,927
Provision for income taxes	1,146	1,160	1,167	2,306	2,035
Net income	$4,261	$4,312	$5,830	$8,573	$9,892

Basic EPS	$0.62	$0.63	$0.85	$1.25	$1.44
Diluted EPS	$0.62	$0.62	$0.84	$1.24	$1.42
Average basic shares	6,798,352	6,879,619	6,872,371	6,838,986	6,872,167
Average diluted shares	6,896,687	6,981,951	6,976,985	6,939,338	6,972,744

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
12 of 20

Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2019	2019	2018

Assets:
Cash and due from banks	$25,377	$30,266	$26,355
Interest bearing deposits in other banks	45,454	48,667	9,775
Investment securities available for sale	249,986	274,441	264,124
Marketable equity securities	7,916	7,798	6,006
Investment in Federal Home Loan Bank stock	2,069	2,071	2,104
Loans held for sale	61,531	30,211	54,306
Portfolio loans	1,015,704	982,341	967,702
Allowance for loan losses	(20,518)	(20,209)	(20,108)
Net portfolio loans	995,186	962,132	947,594
Purchased receivables, net	13,114	21,286	20,323
Mortgage servicing rights	10,836	11,254	8,733
Other real estate owned, net	7,043	7,043	8,959
Premises and equipment, net	39,155	38,978	38,113
Lease right of use asset	14,924	15,485	—
Goodwill and intangible assets	16,124	16,139	16,189
Other assets	64,055	54,280	67,859
Total assets	$1,552,770	$1,520,051	$1,470,440

Liabilities:
Demand deposits	$435,425	$417,068	$401,925
Interest-bearing demand	285,664	247,630	246,628
Savings deposits	232,190	237,510	237,978
Money market deposits	204,151	204,567	223,189
Time deposits	130,748	121,243	95,801
Total deposits	1,288,178	1,228,018	1,205,521
Securities sold under repurchase agreements	864	34,621	27,695
Other borrowings	7,158	7,200	7,312
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	14,807	15,358	—
Other liabilities	25,115	15,706	20,146
Total liabilities	1,346,432	1,311,213	1,270,984

Shareholders' Equity:
Total shareholders' equity	206,338	208,838	199,456
Total liabilities and shareholders' equity	$1,552,770	$1,520,051	$1,470,440

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
13 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	June 30, 2019		March 31, 2019		June 30, 2018
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$55,349	21.5%	$55,037	19.5%	$39,534	14.6%
U.S. Agency securities	127,417	49.4%	157,260	55.7%	169,158	62.7%
Corporate securities	40,400	15.7%	40,337	14.3%	37,490	13.9%
Marketable equity securities	7,916	3.1%	7,798	2.8%	6,006	2.2%
Collateralized loan obligations	22,931	8.9%	17,909	6.3%	6,007	2.2%
Alaska municipality, utility, or state bonds	3,739	1.4%	3,748	1.3%	7,348	2.7%
Other municipality, utility, or state bonds	150	0.1%	150	0.1%	4,587	1.7%
Total portfolio investments	$257,902		$282,239		$270,130

Composition of Portfolio Loans
	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$387,257	38%	$344,164	35%	$342,420	35%	$333,132	34%	$327,733	34%
CRE owner occupied loans	126,991	12%	130,141	13%	126,414	13%	130,166	13%	127,384	13%
CRE nonowner occupied loans	367,703	36%	360,071	37%	367,759	37%	382,313	39%	385,648	40%
Construction loans	97,837	10%	109,404	11%	109,367	11%	97,976	10%	89,433	9%
Consumer loans	40,234	4%	42,861	4%	42,873	4%	42,775	4%	41,711	4%
Subtotal	1,020,022		986,641		988,833		986,362		971,909
Unearned loan fees, net	(4,318)		(4,300)		(4,487)		(4,355)		(4,207)
Total portfolio loans	$1,015,704		$982,341		$984,346		$982,007		$967,702

Composition of Deposits
	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$435,425	34%	$417,068	34%	$420,988	35%	$450,409	36%	$401,925	33%
Interest-bearing demand	285,664	22%	247,630	20%	248,056	20%	240,974	20%	246,628	20%
Savings deposits	232,190	18%	237,510	19%	239,054	19%	233,611	19%	237,978	20%
Money market deposits	204,151	16%	204,567	17%	206,717	17%	208,614	17%	223,189	19%
Time deposits	130,748	10%	121,243	10%	113,273	9%	99,660	8%	95,801	8%
Total deposits	$1,288,178		$1,228,018		$1,228,088		$1,233,268		$1,205,521

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
14 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	June 30,	March 31,	June 30,
	2019	2019	2018
Nonaccrual loans	$18,080	$19,516	$16,635
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	18,080	19,516	16,635
Nonperforming loans guaranteed by government	(1,139)	(1,038)	(327)
Net nonperforming loans	16,941	18,478	16,308
Other real estate owned	7,043	7,043	8,959
Repossessed assets	1,182	1,242	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,280)
Net nonperforming assets	$23,887	$25,484	$23,987
Nonperforming loans / portfolio loans, net of government guarantees	1.67%	1.88%	1.69%
Nonperforming assets / total assets, net of government guarantees	1.54%	1.68%	1.63%

Performing restructured loans	$1,645	$3,368	$9,096
Nonperforming loans plus performing restructured loans, net of government
guarantees	$18,586	$21,846	$25,404
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.83%	2.22%	2.63%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.64%	1.90%	2.25%

Adversely classified loans, net of government guarantees	$25,016	$27,080	$33,178
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.70%	0.36%	0.18%

Allowance for loan losses / portfolio loans	2.02%	2.06%	2.08%
Allowance for loan losses / nonperforming loans, net of government guarantees	121%	109%	123%

Gross loan charge-offs for the quarter	$68	$109	$100
Gross loan recoveries for the quarter	($77)	($49)	($59)
Net loan (recoveries) charge-offs for the quarter	($9)	$60	$41
Net loan charge-offs year-to-date	$51	$60	$1,053
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.00%	0.01%	—%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.01%	0.02%	0.22%

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
15 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at March 31, 2019	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at June 30, 2019
Commercial loans	$12,457	$405	($1,591)	($64)	$—	$—	$—	$11,207
Commercial real estate	4,230	1,087	(276)	—	—	—	—	5,041
Construction loans	2,423	—	(931)	—	—	—	—	1,492
Consumer loans	406	97	(159)	(4)	—	—	—	340
Non-performing loans guaranteed by government	(1,038)	(101)	—	—	—	—	—	(1,139)
Total non-performing loans	18,478	1,488	(2,957)	(68)	—	—	—	16,941
Other real estate owned	7,043	—	—	—	—	—	—	7,043
Repossessed assets	1,242	—	—	—	—	—	(60)	1,182
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$25,484	$1,488	($2,957)	($68)	$—	$—	($60)	$23,887

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Charge-offs:
Remediation services	$—	$89	$—	$—	$—
Transportation and warehousing	—	—	362	—	—
Other services	—	—	—	—	78
Excavation and construction	—	20	320	—	—
Health care and social assistance	64	—	—	—	—
Consumer	4	—	31	9	22
Total charge-offs	$68	$109	$713	$9	$100

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
16 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2019		March 31, 2019		June 30, 2018
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$22,850	2.34%	$24,199	2.36%	$35,846	1.75%
Portfolio investments	281,450	2.71%	280,419	2.65%	287,003	2.09%
Loans held for sale	51,280	4.13%	31,203	4.52%	48,608	4.32%
Portfolio loans	1,003,019	5.96%	988,920	6.04%	963,724	5.65%
Total interest-earning assets	1,358,599	5.17%	1,324,741	5.23%	1,335,181	4.74%
Nonearning assets	167,414		162,241		145,520
Total assets	$1,526,013		$1,486,982		$1,480,701

Liabilities and Shareholders' Equity
Interest-bearing deposits	$818,122	0.58%	$800,488	0.48%	$818,592	0.22%
Borrowings	44,938	1.53%	51,515	1.32%	44,897	1.40%
Total interest-bearing liabilities	863,060	0.63%	852,003	0.53%	863,489	0.28%

Noninterest-bearing demand deposits	421,232		394,024		399,311
Other liabilities	31,391		31,710		19,626
Shareholders' equity	210,330		209,245		198,275
Total liabilities and shareholders' equity	$1,526,013		$1,486,982		$1,480,701
Net spread		4.54%		4.70%		4.46%
NIM		4.71%		4.83%		4.50%
NIMTE*		4.77%		4.89%		4.56%
Average portfolio loans to average
interest-earning assets	73.83%		74.65%		72.18%
Average portfolio loans to average total deposits	80.93%		82.79%		79.13%
Average non-interest deposits to average
total deposits	33.99%		32.99%		32.79%
Average interest-earning assets to average
interest-bearing liabilities	157.42%		155.49%		154.63%

The components of the change in NIMTE* are detailed in the table below:

	2Q19 vs. 1Q19	2Q19 vs. 2Q18
Nonaccrual interest adjustments	0.01%	(0.01)%
Interest rates and loan fees	(0.13)%	0.15%
Volume and mix of interest-earning assets and liabilities	—%	0.07%
Change in NIMTE*	(0.12)%	0.21%

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
17 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2019		June 30, 2018
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$23,521	2.35%	$41,977	1.63%
Portfolio investments	280,937	2.68%	300,476	1.96%
Loans held for sale	41,297	4.28%	41,594	4.07%
Portfolio loans	996,009	6.00%	959,743	5.59%
Total interest-earning assets	1,341,764	5.20%	1,343,790	4.61%
Nonearning assets	164,841		143,565
Total assets	$1,506,605		$1,487,355

Liabilities and Shareholders' Equity
Interest-bearing deposits	$809,354	0.53%	$824,038	0.20%
Borrowings	48,208	1.42%	45,577	1.39%
Total interest-bearing liabilities	857,562	0.58%	869,615	0.26%

Noninterest-bearing demand deposits	407,703		401,742
Other liabilities	31,550		19,105
Shareholders' equity	209,790		196,893
Total liabilities and shareholders' equity	$1,506,605		$1,487,355
Net spread		4.62%		4.35%
NIM		4.77%		4.39%
NIMTE*		4.83%		4.44%
Average portfolio loans to average interest-earning assets	74.23%		71.42%
Average portfolio loans to average total deposits	81.84%		78.30%
Average non-interest deposits to average total deposits	33.50%		32.77%
Average interest-earning assets to average interest-bearing liabilities	156.46%		154.53%

The components of the change in NIMTE* are detailed in the table below:

YTD19 vs.YTD18
Nonaccrual interest adjustments	(0.01)%
Interest rates and loan fees	0.29%
Volume and mix of interest-earning assets and liabilities	0.11%
Change in NIMTE*	0.39%

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
18 of 20

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2019	March 31, 2019	June 30, 2018
Book value per share	$30.66	$30.36	$29.02
Tangible book value per share*	$28.27	$28.01	$26.66
Total shareholders' equity/total assets	13.29%	13.74%	13.56%
Tangible Common Equity/Tangible Assets*	12.38%	12.81%	12.60%
Tier 1 Capital / Risk Adjusted Assets	15.03%	15.60%	15.10%
Total Capital / Risk Adjusted Assets	16.28%	16.86%	16.35%
Tier 1 Capital / Average Assets	13.22%	13.86%	13.23%
Shares outstanding	6,729,456	6,878,829	6,872,959
Unrealized gain (loss) on AFS debt securities, net of income taxes	$871	($59)	($1,506)
Unrealized gain (loss) on derivatives and hedging activities	($374)	$214	$805

Profitability Ratios
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
For the quarter:
NIM	4.71%	4.83%	4.71%	4.69%	4.50%
NIMTE*	4.77%	4.89%	4.76%	4.74%	4.56%
Efficiency ratio	77.58%	73.23%	76.64%	73.82%	71.19%
Return on average assets	1.12%	1.18%	1.27%	1.40%	1.58%
Return on average equity	8.13%	8.36%	9.30%	10.27%	11.79%

	June 30, 2019	June 30, 2018
Year-to-date:
NIM	4.77%	4.39%
NIMTE*	4.83%	4.44%
Efficiency ratio	75.51%	74.10%
Return on average assets	1.15%	1.34%
Return on average equity	8.24%	10.13%

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
19 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in 2019 and 2018, respectively. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net interest income	$15,957	$15,769	$16,137	$15,819	$14,989
Divided by average interest-bearing assets	1,358,599	1,324,741	1,359,909	1,338,219	1,335,181
Net interest margin ("NIM")[2]	4.71%	4.83%	4.71%	4.69%	4.50%

Net interest income	$15,957	$15,769	$16,137	$15,819	$14,989
Plus: reduction in tax expense related to
tax-exempt interest income	191	188	196	182	175
	$16,148	$15,957	$16,333	$16,001	$15,164
Divided by average interest-bearing assets	1,358,599	1,324,741	1,359,909	1,338,219	1,335,181
NIMTE[2]	4.77%	4.89%	4.76%	4.74%	4.56%

	Year-to-date
	June 30, 2019	June 30, 2018
Net interest income	$31,726	$29,252
Divided by average interest-bearing assets	1,341,764	1,343,790
Net interest margin ("NIM")[3]	4.77%	4.39%

Net interest income	$31,726	$29,252
Plus: reduction in tax expense related to
tax-exempt interest income	379	348
	$32,105	$29,600
Divided by average interest-bearing assets	1,341,764	1,343,790
NIMTE[3]	4.83%	4.44%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2019 and 2018.

3Calculated using actual days in the year divided by 365 for year-to-date periods in 2019 and 2018.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 2Q19
July 29, 2019
20 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Total shareholders' equity	$206,338	$208,838	$205,947	$203,242	$199,456
Divided by shares outstanding	6,729	6,879	6,883	6,884	6,873
Book value per share	$30.66	$30.36	$29.92	$29.52	$29.02

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Total shareholders' equity	$206,338	$208,838	$205,947	$203,242	$199,456
Less: goodwill and intangible assets	16,124	16,139	16,154	16,171	16,189
	$190,214	$192,699	$189,793	$187,071	$183,267
Divided by shares outstanding	6,729	6,879	6,883	6,884	6,873
Tangible book value per share	$28.27	$28.01	$27.57	$27.17	$26.66

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

Northrim BanCorp, Inc.	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Total shareholders' equity	$206,338	$208,838	$205,947	$203,242	$199,456
Total assets	1,552,770	1,520,051	1,502,988	1,502,673	1,470,440
Total shareholders' equity to total assets	13.29%	13.74%	13.70%	13.53%	13.56%

Northrim BanCorp, Inc.	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total shareholders' equity	$206,338	$208,838	$205,947	$203,242	$199,456
Less: goodwill and other intangible assets, net	16,124	16,139	16,154	16,171	16,189
Tangible common shareholders' equity	$190,214	$192,699	$189,793	$187,071	$183,267

Total assets	$1,552,770	$1,520,051	$1,502,988	$1,502,673	$1,470,440
Less: goodwill and other intangible assets, net	16,124	16,139	16,154	16,171	16,189
Tangible assets	$1,536,646	$1,503,912	$1,486,834	$1,486,502	$1,454,251
Tangible common equity ratio	12.38%	12.81%	12.76%	12.58%	12.60%

-0-
Note Transmitted on GlobeNewswire on July 29, 2019, at 12:15 pm Alaska Standard Time.